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                                                                  EXECUTION COPY

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION OR QUALIFICATION THEREFROM.

                        CONSUMER PORTFOLIO SERVICES, INC.

                              AMENDED AND RESTATED
                        SENIOR SUBORDINATED PRIMARY NOTE

$25,000,000.00                                                Irvine, California
                                                        As of November 17, 1998,
                                                       as amended April 15, 1999

      FOR VALUE RECEIVED, Consumer Portfolio Services, Inc., a California corporation (the "Borrower" or the "Company"), hereby promises to pay to the order of Levine Leichtman Capital Partners II, L.P., a California limited partnership ("LLCP" or the "Purchaser"), and/or any registered assigns (collectively, with LLCP, the "Holder"), the sum of Twenty-Five Million Dollars ($25,000,000.00) in immediately available funds and in lawful money of the United States of America, all as provided below. This Amended and Restated Senior Subordinated Primary Note (this "Note"), due on the Maturity Date (as such term is defined below), is being issued in connection with the transactions contemplated by a First Amendment to Securities Purchase Agreement dated as of April 15, 1999 (the "First Amendment"), to that certain Securities Purchase Agreement, dated as of November 17, 1998 (as amended by the First Amendment and as it may be further amended, supplemented or otherwise modified from time to time, the "Securities Purchase Agreement"), between the Company and LLCP.

      The Indebtedness evidenced by this Note, including the payment of principal of, premium, if any, and interest on this Note, shall be subordinate and subject in right of payment, to the extent and in the manner set forth in
Section 11 hereof, to the prior payment in full of all Senior Indebtedness, and shall rank pari passu in right of payment with all Senior Subordinated Indebtedness.

      1. Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement.

      2. Payment of Interest; Default Rate.

            (a) Subject to Section 2(b) hereof, the Borrower shall pay interest on the unpaid principal balance of this Note (a) from and including January 1, 1999 through and including April 15, 1999, at a rate per annum equal to 15.50%, and (b) from and after April 15, 1999, at a rate per annum equal to 14.50%. Interest shall be payable monthly in arrears on the last Business Day of each calendar month (or portion thereof), commencing on November 30, 1998 (each an "Interest Payment Date"). Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year, including the first day and excluding the last day.

            (b) If at any time (i) the Borrower fails to make any payment of principal as and when due (whether at stated maturity, upon acceleration or required prepayment or otherwise), (ii) the Borrower fails to make any payment of interest, premium, if any, fees, costs, expenses or other amounts due hereunder within one (1) Business Day after the date when due, or (iii) any other Default or Event of Default has occurred and is continuing, then, in addition to the rights and remedies available to the Holder under the Securities Purchase Agreement, the other Related Agreements and Applicable Laws, the outstanding principal balance of, premium, if any, and accrued and unpaid interest on this Note shall bear interest at a rate per annum equal to 16.50% (the "Default Rate") from the date on which such Event of Default is deemed to have first occurred (as provided in Section 11.1 of the Securities Purchase Agreement) until such time as such Event of Default is cured or waived.

      3. Payment of Principal. The Borrower shall pay in full the entire outstanding principal balance of this Note, together with all premium, if any, accrued and unpaid interest on, and all other amounts due under this Note on the earlier to occur (the "Maturity Date") of (a) the New Senior Facility Establishment Date and (b) November 30, 2003.

      4. Optional Prepayments.

            (a) Except as provided in Section 5 and Section 6 below, the Borrower shall make no payment of the principal balance of this Note prior to October 31, 2000 (except on the New Senior Facility Establishment Date as provided for in Section 3). Thereafter, this Note may be voluntarily prepaid, at the option of the Borrower, in whole or in part, as follows: (i) at 103.0% of the principal amount being prepaid at any time on or after October 31, 2000, and on or prior to October 31, 2001; (ii) at 101.5% of the principal amount being prepaid at any time on or after November 1, 2001 and on or prior to October 31, 2002; and (iii) at 100.0% of the principal amount being prepaid at any time on or after November 1, 2002. (Each percentage set forth above is referred to herein as the "Prepayment Percentage" applicable to any prepayment.) Any prepayment of the Note under this Section 4 shall also include all accrued and unpaid interest on the outstanding principal balance of this Note through and including the date of prepayment.

            (b) The Borrower shall give the Holder written notice of each voluntary prepayment not less than thirty (30) nor more than ninety (90) days prior to the date of


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prepayment. Such notice shall specify the principal amount of this Note to be prepaid on such date. Notice of prepayment having been given as aforesaid, a payment in an amount equal to (i) the Prepayment Percentage applicable to such prepayment, if any, multiplied by (ii) the principal amount of the Note specified in such prepayment notice shall become due and payable on such prepayment date, together with all accrued and unpaid interest on the outstanding principal balance of this Note through and including the date of prepayment.

      5. Mandatory Prepayments. In addition to the mandatory prepayments required to be made by the Company pursuant to Section 6 (and provided that, to the extent any ESFR Indebtedness remains outstanding at the time any such prepayments is required to be made, such prepayment would constitute an ESFR Permitted Payment), the Company shall make mandatory prepayments with respect to this Note as follows:

            (a) Asset Sale Prepayments. If at any time the Company intends to consummate any Asset Sale, it shall, within ten (10) Business Days prior to the proposed date of consummation, notify the Holder in writing of the proposed Asset Sale (including, without limitation, the subject matter and the material terms thereof and the proposed date of consummation). Promptly following the Holder's receipt of such written notice, the Holder will furnish to the Company a written notice directing the Company either (i) to apply all Net Available Cash derived from such Asset Sale to prepay outstanding Indebtedness under the Note or (ii) hold such Net Available Cash in a separate interest-bearing account pending further directions from the Holder. If the Holder directs the Company to prepay such Indebtedness pursuant to clause (i) above, the Company shall make such prepayment within three (3) Business Days following the date of consummation of such Asset Sale. Any Net Available Cash held in a separate interest-bearing account pursuant to clause (ii) above shall not be deemed to have been applied as a prepayment to any Indebtedness under the Note unless and until paid to the Holder pursuant to specific directions furnished by the Holder to the Company. This Section 5(b) shall not apply to (A) the sale by the Company of the Capital Stock of CPS Leasing, Inc., LINC Acceptance LLC and Samco Acceptance Corp., as contemplated by the CPS Operating Plan, (B) the sale or other disposition of the Company's interest in NAB Asset Corp., or (C) sales of any tangible personal property of the Company that do not exceed $50,000 in the aggregate in any fiscal year of the Company; provided, however, that in each of clauses (A), (B) and (C), the Company reinvests the proceeds of such sales in the operations of its business.

            (b) Excess Cash Prepayments. For each twelve (12) month period ending on July 31st of any fiscal year of the Company, commencing with the twelve (12) month period ending July 31, 2000, the Company shall prepay the outstanding principal balance of the Note, together with all accrued and unpaid interest thereon, in an amount equal to 25.0% of the Excess Cash for such twelve
(12) month period. Such mandatory prepayment shall be paid by the Company to the Holder not later than November 1st immediately following the end of such twelve
(12) month period (the first payment of which shall be due and payable no later than November 1, 2000) and, concurrently with such payment, the Company shall deliver to the Holder an


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officer's certificate, signed by the Chief Financial Officer of the Company, which shows in reasonable detail the calculation of such Excess Cash.

            (c) Mandatory Prepayment From Proceeds of Key Man Life Insurance. The Company shall, within one (1) Business Day of the receipt thereof, apply the proceeds from any key-man life insurance policy maintained as required by
Section 8.8 of the Securities Purchase Agreement to, first, the payment of all accrued interest on this Note, through the date of such payment, and, second, to the prepayment of the principal amount of this Note. Any proceeds after the payment in full as provided above shall be and remain the property of the Company.

      The mandatory prepayments provided for in this Section 5 shall be paid at 100.0% of the principal amount required to be prepaid, plus premium, if any, and accrued and unpaid interest, all as provided for above. To the extent that any payment required by this Section 5 is not made because such payment does not constitute an ESFR Permitted Payment, the obligation to make such payment shall be deferred until such time as the ESFR Indebtedness is no longer outstanding or such payment becomes an ESFR Permitted Payment, and such payment shall be made on the next following Business Day. To the extent any mandatory prepayment is required to be made pursuant to this Section 5 at any time at which the April 1999 Note remains outstanding and contains provisions requiring a similar mandatory prepayment of the April 1999 Note, the aggregate amount required to be paid pursuant to this Section 5 shall be allocated between the prepayment of this Note and the prepayment of the April 1999 Note, pro rata in accordance with their respective outstanding principal amounts, and such prepayments shall be deemed to satisfy the obligations of the Company under both this Section 5 and the similar provisions of the April 1999 Note.

      6. Change in Control Prepayment. The Holder may require the Borrower to prepay this Note, in whole or in part as requested by the Holder, at any time during the 90-day period following the consummation of a transaction which constitutes a Change in Control (as such term is defined below), at the prepayment amounts set forth below (and provided that, to the extent any ESFR Indebtedness remains outstanding at the time any such prepayments is required to be made, such prepayment would constitute an ESFR Permitted Payment). For the purposes of this Note, a "Change in Control" shall mean:

                  (i) Any transaction or other event (including, without limitation, any merger, consolidation, sale or other transfer of stock or voting rights with respect thereto, issuance of stock, death or other transaction or event) by virtue of which Charles E. Bradley, Jr. fails to own, directly or indirectly through one or more of his Affiliates, at least 2,250,000 shares of Common Stock (as adjusted from time to time, the "Base Bradley Shares"), after giving effect to any shares of Common Stock that may be acquired upon exercise of any Option Rights owned or held by Mr. Bradley as of the date hereof, but without giving effect to any stock splits or similar events occurring after the date hereof; provided, however, that (A) the Base Bradley Shares shall increase by the number of shares of Common Stock acquired by Mr. Bradley (whether by purchase, exercise of


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      Option Rights granted after the date hereof, bequest, inheritance, gift or otherwise) at any time after the date hereof, (B) shares of Common Stock owned by Charles E. Bradley, Sr. shall not be deemed to be owned by Mr. Bradley for purposes of this clause (i) (other than shares of Common Stock owned by Charles E. Bradley, Sr. which are subject to certain Option
      Rights in favor of Mr. Bradley), (C) the Base Bradley Shares shall be reduced by the number of shares of Common Stock held by Stanwich which constitute Base Bradley Shares that are sold or pledged by Stanwich after the date hereof, provided that Mr. Bradley does not, directly or indirectly, solicit, initiate, engage in or encourage in any manner whatsoever any discussions, or participate in any other activities, relating to such sale or pledge, (D) the Base Bradley Shares shall be reduced by shares of Common Stock included therein that are subject to Option Rights which expire at any time after the date hereof; and (E) the Base Bradley Shares shall not be affected by (x) any shares of Common
      Stock purchased by Mr. Bradley on the open market after the date hereof or
      (y) any shares of Common Stock purchased by Mr. Bradley on the open market after the date hereof and thereafter sold by Mr. Bradley on the open market; or

                  (ii) (A) The termination (whether voluntary or involuntary) of the employment of Charles E. Bradley, Jr. as the President and Chief Executive Officer of the Company with significant daily senior management responsibilities; or (B) the termination (whether voluntary or involuntary) of the employment of Jeffrey P. Fritz as the Chief Financial Officer of the Company with significant daily senior management responsibilities, provided that no Change in Control shall be deemed to occur under this clause (ii) (B) if, within ninety (90) days after the termination of the employment of Mr. Fritz, the Board of Directors of the Company shall have appointed a new Chief Financial Officer of the Company who is acceptable to the Purchaser; or

                  (iii) Any sale, lease, transfer, assignment or other disposition of all or substantially all of the assets of the Borrower (excluding assets sold in connection with an asset securitization transaction or whole loan sale in the ordinary course of the Company's business) or any of its Subsidiaries.

            In the case of a Change in Control in respect of clauses (i) or (ii) above, the Company shall prepay an amount equal to 101.0% of the principal amount being prepaid, plus accrued and unpaid interest through and including the date of prepayment, and in the case of a Change in Control in respect of clause
(iii) above, the Company shall prepay an amount equal to 100.0% of the principal amount being prepaid, plus accrued and unpaid interest through and including the date of prepayment. The Borrower shall notify the Holder of the date on which a Change in Control has occurred within one (1) Business Day after such date and shall, in such notification, inform the Holder of the Holder's right to require the Borrower to prepay this Note as provided in this Section 6 and of the date on which such right shall terminate. If the Holder elects to require the Borrower to prepay this Note pursuant to this Section 6, it shall furnish written notice to the Borrower advising the Borrower of such election and the amount of principal of this Note to be prepaid. The Borrower shall prepay this
Note in accordance with this Section 6


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and such written notice within one (1) Business Day after its receipt of such written notice. To the extent that any payment required by this Section 6 is not made because such payment does not constitute an ESFR Permitted Payment, the obligation to make such payment shall be deferred until such time as the ESFR Indebtedness is no longer outstanding or such payment becomes an ESFR Permitted Payment, and such payment shall be made on the next following Business Day.

      7. Holder Entitled to Certain Benefits Under Securities Purchase Agreement. This Note is the "Amended Note" referred to in the First Amendment and amends and restates, and supersedes, that certain Senior Subordinated Primary Note dated November 17, 1998, issued and sold by the Company to LLCP in connection with the transactions contemplated by the Securities Purchase Agreement, and the rights and obligations of the Company and LLCP thereunder. The Holder of this Note is entitled to the rights and benefits under this Note and the Securities Purchase Agreement.

      8. Manner of Payment. Payments of principal, interest and other amounts due under this Note shall be made no later than 12:00 p.m. (noon) (Los Angeles time) on the date when due and in lawful money of the United States of America (by wire transfer in funds immediately available at the place of payment) to such account as the Holder may designate in writing to the Borrower and, if to LLCP, to: Bank of America, Century City, Private Banking, 2049 Century Park East, Los Angeles, California 90067; ABA No. 121000358; Account No. 11546-03239;
Attention: Cheryl Stewart (or such other place of payment that LLCP may designate in writing to the Borrower). Any payments received after 12:00 p.m.
(noon) (Los Angeles time) shall be deemed to have been received on the next succeeding Business Day. Any payments due hereunder which are due on a day which is not a Business Day shall be payable on the first succeeding Business Day and such extension of time shall be included in the computation.

      9. Maximum Lawful Rate of Interest. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under applicable law. If the rate of interest payable on this Note is ever reduced as a result of this Section 9 and at any time thereafter the maximum rate permitted under applicable law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under applicable law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this Section 9.

      10. Borrower's Waivers. The Borrower hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor hereof, and all other notices of any kind to which it may be entitled under applicable law or otherwise.

      11. Note Subordinated to Senior Indebtedness; Subrogation.

            (a) The Indebtedness evidenced by this Note, including the payment of principal of, premium, if any, and other amounts on this Note, is hereby expressly made subordinate and


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subject in right of payment, to the extent and in the manner set forth in this
Section 11, to the prior payment in full of all Senior Indebtedness, and shall rank pari passu in right of payment with all Senior Subordinated Indebtedness.

            (b) Until all Senior Indebtedness shall have been paid in full, the Holder shall be permitted to retain only the following payments of principal and interest paid by the Company with respect to this Note (all such payments being referred to herein as "Permitted Payments"), and all such payments that do not constitute Permitted Payments will be turned over by the Holder to the holder or holders of Senior Indebtedness or any agent therefor (a "Senior Agent") for the benefit of the holder or holders of Senior Indebtedness:

                  (i) principal payments on this Note, whether (A) on the Maturity Date, or (B) as provided for herein (including, without limitation, pursuant to Section 4 (Optional Prepayments), Section 5 (Mandatory Prepayments) or Section 6 (Change in Control Prepayments) hereof) or as required in the Securities Purchase Agreement; provided, however, that all such principal payments are subject to the restrictions set forth in Section 11(c) and Section 11(d) hereof; and

                  (ii) payments of interest with respect to this Note, so long as no default has occurred and is then continuing with respect to the payment of principal of or interest on the Senior Indebtedness (for such purposes, any such default which has been cured by payment or which has been waived shall not be deemed to be continuing).

            (c) From and after receipt by the Company of a written notice (a "Default Notice") from the holder or holders of not less than fifty-one percent (51.0%) in principal amount of the outstanding Senior Indebtedness or any agent therefor (a "Senior Agent") specifying that a default in the payment of any obligation on any Senior Indebtedness when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption, mandatory repurchase, payment or prepayment or otherwise (a "Senior Payment Default") has occurred, the Company may not make any principal payments described in Section 11(b)(i) to the Holder, and the Holder may not accelerate the Maturity Date until the first to occur of the following:

                  (i) such Senior Payment Default is cured; or

                  (ii) such Senior Payment Default is waived by the holder or holders of such Senior Indebtedness or the Senior Agent; or

                  (iii) the expiration of one hundred eighty (180) days after the date the Default Notice is received by the Company, if the maturity of such Senior Indebtedness has not been accelerated at such time or the holder or holders of not less than fifty-one percent (51.0%) in principal amount of the outstanding Senior Indebtedness or any Senior Agent shall not have exercised any judicial or non-judicial remedy with respect to any


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      collateral securing such Senior Indebtedness at such time, and the provisions of this Section 11 otherwise permit the payment at such time.

            (d) So long as any ESFR Indebtedness remains outstanding, the Company may not make any principal payments on this Note except (i) the Company may pay any or all of the outstanding principal amount of this Note on the New Senior Facility Establishment Date if, but only if, arrangements have been made which are reasonably satisfactory to the ESFR Agent to concurrently borrow funds under the New Senior Credit Facility established on the New Senior Facility Establishment Date to pay in full all ESFR Indebtedness then outstanding substantially concurrently with such principal payment (it being expressly contemplated that such payment may be effected immediately prior to the borrowing by the Company of such funds under the New Senior Credit Facility to the extent that the Holder uses the proceeds from such repayment to purchase a New Senior Facility Note immediately prior to the payment in full of all Indebtedness then outstanding under the ESFR Agreement), and (ii) the Company may make any principal payment required by Section 5(d) hereof (Mandatory Prepayment From Proceeds of Key Man Life Insurance).

            (e) Upon a payment or distribution to creditors of the Company in a liquidation, dissolution, or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its properties or an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities:

                  (i) the holder or holders of Senior Indebtedness shall be entitled to receive payment of the full amount of the Senior Indebtedness before the Holder is entitled to receive any payment on account of the principal of, premium, if any, or interest on this Note; and

                  (ii) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Section 11 with respect to this Note, to the payment of all Senior Indebtedness, provided that the right of the holders of Senior Indebtedness are not impaired by such reorganization or readjustment) to which the Holder would be entitled except for the provisions of this Section 11 shall be paid or delivered by the Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holder or holders of Senior Indebtedness or any Senior Agent, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holder or holders of Senior Indebtedness, before any payment or distribution is made to the Holder; and


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                  (iii) in the event, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Section 11 with respect to this Note, to the payment of all Senior Indebtedness, provided that the rights of the holders of Senior Indebtedness are not impaired by such reorganization or readjustment) shall be received by the Holder before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holder or holders of such Senior Indebtedness or any Senior Agent, ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

            (f) The Holder acknowledges that the holders of Senior Indebtedness and the Holder, respectively, are entitled to exercise certain rights and powers with respect to the Company from time to time, whether before or after an occurrence of an Event of Default, and the exercise of any such right or power by one creditor may preclude the exercise of a similar right or power by one or more other creditors (any such right or power being herein called an "Exclusive Power"). To the extent that any holder or holders of Senior Indebtedness or any Senior Agent actually exercises any Exclusive Power, the Holder agrees to refrain from exercising any substantially similar Exclusive Power to the extent necessary to permit the holder or holders of Senior Indebtedness to benefit from their actions.

            (g) No amendment, modification, extension, replacement, restatement or substitution of Senior Indebtedness, or of any agreement or note now or hereafter in effect pertaining to such Senior Indebtedness, shall nullify, impair, limit, alter or modify the provisions of this Section 11.

            (h) For purposes of this Section 11, Senior Indebtedness shall include all fees, expenses and costs incurred by or on behalf of the holder or holders of Senior Indebtedness or the Senior Agent in connection with such Senior Indebtedness.

            (i) Notices to holders of Senior Indebtedness shall be made to each holder of Senior Indebtedness or, if the holders of Senior Indebtedness have appointed a Senior Agent, then to such Senior Agent, and shall be made in the manner specified in the document evidencing such holder's Senior Indebtedness if such a manner is so specified therein.

            (j) Subject to the payment in full of all Senior Indebtedness, the Holder shall be subrogated to the rights of the holder or holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Indebtedness until all amounts owing on this Note shall be paid in full, and, as between the Company, its creditors other than holders of Senior Indebtedness and the Holder, no such payment


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or distribution made to the holder or holders of Senior Indebtedness by virtue of this Section 11 which otherwise would have been made to the Holder shall be deemed to be a payment by the Company on account of any Senior Indebtedness, it being understood that the provisions of this Section 11 are and are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holder or holders of Senior Indebtedness, on the other hand.

            (k) Nothing contained in this Section 11 or elsewhere in this Note is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness and the Holder, the obligations of the Company, which are absolute and unconditional, to pay to the Holder the principal of, premium, if any, and interest on this Note as and when the same shall become due and payable in accordance with the terms hereof and in the Securities Purchase Agreement, or is intended to or shall affect the relative rights of the Holder, on the one hand, and creditors of the Company other than the holders of Senior Indebtedness, on the other hand, nor shall anything herein or therein prevent the Holder from exercising all rights and remedies otherwise permitted by Applicable Laws upon default under this Note or the Securities Purchase Agreement, subject to the rights, if any, under this Section 11 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

            (l) Upon any payment or distribution of assets of the Company referred to in this Section 11, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Holder, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amounts paid or distributed thereon and all other facts pertinent thereto or to this
Section 11.

      12. Assignment and Transfer. Subject to Applicable Laws, the Holder may, at any time and from time to time and without the consent of the Company, assign or transfer to one or more Persons the entire outstanding principal balance of this Note or any portion thereof (but not less than $1,000,000 in principal amount in any single assignment (unless such lesser amount represents the entire outstanding principal balance hereof)). Upon surrender of this Note at the Company's principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, the Company shall, at its expense and within three (3) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Note, and this Note shall promptly be canceled. Each assignment or transfer of this Note, in whole or in part, shall be registered on the register maintained by the Borrower pursuant to Section
12.3 of the Securities Purchase Agreement immediately following the surrender of this Note. If the entire outstanding principal balance of


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this Note is not being assigned, the Borrower shall issue to the Holder hereof, within three (3) Business Days of the date of surrender hereof, a new note which evidences the portion of such outstanding principal balance not being assigned. If this Note is divided into one or more Notes and is held at any time by more than one Holder, any payments of principal of, or premium, if any, on this Note, and any payments of interest or other amounts which are not sufficient to pay all interest or other amounts due thereunder, shall be made pro rata with respect to all such Notes in accordance with the outstanding principal amounts thereof, respectively.

      13. Loss, Theft, Destruction or Mutilation of this Note. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or other indemnity reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, the Borrower shall make and deliver within three (3) Business Days a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

      14. Costs of Collection. The Borrower agrees to pay all costs and expenses, including the fees and expenses of any attorneys, accountants and other experts retained by the Holder, which are expended or incurred by the Holder in connection with (a) the enforcement of this Note or the collection of any sums due hereunder, whether or not suit is commenced; (b) any actions for declaratory relief in any way related to this Note; (c) the protection or preservation of any rights of the Holder under this Note; (d) any actions taken by the Holder in negotiating any amendment, waiver, consent or release of or under this Note; (e) any actions taken in reviewing the Borrower's or any of its Subsidiaries' financial affairs if an Event of Default has occurred or the Holder has determined in good faith that an Event of Default may likely occur, including, without limitation, the following actions: (i) inspect the facilities of the Borrower and any of its Subsidiaries or conduct audits or appraisals of the financial condition of the Borrower and any of its Subsidiaries; (ii) have an accounting firm chosen by the Holder review the books and records of the Borrower and any of its Subsidiaries and perform a thorough and complete examination thereof; (iii) interview the Borrower's and each of its Subsidiaries' employees, accountants, customers and any other individuals related to the Borrower or its Subsidiaries which the Holder believes may have relevant information concerning the financial condition of the Borrower and any of its Subsidiaries; and (iv) undertake any other action which the Holder believes is necessary to assess accurately the financial condition and prospects of the Borrower and any of its Subsidiaries; (f) the Holder's participation in any refinancing, restructuring, bankruptcy or insolvency proceeding involving the Borrower, any of its Subsidiaries or any other Affiliate of the Borrower;
(g) verifying or perfecting any security interest granted to the Holder; (h) any effort by the Holder to protect, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any case under Bankruptcy Law; or (i) any refinancing or restructuring of this Note, including, without limitation, any restructuring in the nature of a "work out" or in any insolvency or bankruptcy proceeding.

      15. Extension of Time. The Holder, at its option, may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences without affecting or diminishing the Holder's right to recourse against the Borrower, which right is expressly reserved.

      16. Governing Law; Interpretation. In all respects, including all matters of construction, validity and performance, this Note and the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to choice of law or conflicts of law principles. The Company and LLCP have each been represented by counsel in the negotiation and drafting of this Note and neither the Company nor LLCP nor their respective counsel shall be deemed the drafter of this Note for purposes of construing the provisions of this Note, and all provisions of this Note shall be construed in accordance with their fair meaning, and not strictly for or against the Company or the Holder.

      17. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE COMPANY AND THE HOLDER DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, THE COMPANY AND THE HOLDER (BY ACCEPTANCE HEREOF) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS NOTE, THE SECURITIES PURCHASE AGREEMENT AND/OR ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS COMPLETED HEREBY OR THEREBY.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized representatives on the date first above written.

                                      CONSUMER PORTFOLIO SERVICES, INC., a
                                      California corporation

                                      By: /s/ Charles E. Bradley, Jr.
                                          -------------------------------------
                                          Charles E. Bradley, Jr.
                                          President and Chief Executive Officer

                                      By: /s/ Jeffrey P. Fritz
                                          -------------------------------------
                                          Jeffrey P. Fritz
                                          Senior Vice President and Chief
                                          Financial Officer

Agreed to and Accepted by:

LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

      On behalf of LEVINE LEICHTMAN CAPITAL
      PARTNERS II, L.P., a California limited
      partnership

      By: /s/ Lauren B. Leichtman
          -----------------------------------
          Lauren B. Leichtman
          Chief Executive Officer


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